Manning & Napier Fund, Inc. 485BPOS

Exhibit 99(h)(2)(c)

Amendment No. 9 To

Transfer Agency And Shareholder Services Agreement

This Amendment No. 9 To Transfer Agency And Shareholder Services Agreement (“Amendment No. 9”), dated as of December 1, 2024 (“Effective Date”), is being entered into by and among BNY Mellon Investment Servicing (US) Inc. (“BNYM”), Manning & Napier Fund, Inc. (“Investment Company”), on its own behalf and on behalf of each M&N Fund (as defined in the Current Agreement) and Manning & Napier Advisors, LLC (“Company”), as service provider to Exeter Trust Company.

Background

The parties previously entered into the Transfer Agency And Shareholder Services Agreement, made as of March 1, 2017, Amendment No. 1 To Transfer Agency And Shareholder Services Agreement dated as of March 10, 2017, Amendment No. 2 To Transfer Agency And Shareholder Services Agreement dated as of June 12, 2017, Amendment No. 3 To Transfer Agency And Shareholder Services Agreement dated as of October 11, 2017, Amendment No. 4 Transfer Agency And Shareholder Services Agreement dated as of January 1, 2018, Amendment No. 5 To Transfer Agency And Shareholder Services Agreement dated as of March 4, 2020 and Amendment No. 6 To Transfer Agency And Shareholder Services Agreement dated as of November 4, 2020, Amendment No. 7 To Transfer Agency and Shareholder Services Agreement dated as of August 26, 2021, and Amendment No. 8 to Transfer Agency and Shareholder Services Agreement dated June 15, 2023 (“Current Agreement”). The parties wish to amend the Current Agreement as set forth in this Amendment No. 9.

Terms

In consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree to all statements made above and as follows:

1.                  Modifications to Current Agreement. The Current Agreement is hereby amended as follows:

a.	Section 13(a) is deleted and replaced in its entirety with the following:

(a)       This Agreement shall be effective on the Effective Date and continue, unless validly terminated pursuant to this Section 13 prior thereto, until December 31, 2026 (the “Initial Term”).

2.                  Remainder of Current Agreement. Except as specifically modified by this Amendment No. 9, all terms and conditions of the Current Agreement shall remain in full force and effect.

3.                  Governing Law. The governing law provision of the Current Agreement shall be the governing law provision of this Amendment No. 9.

4.                  Entire Agreement. This Amendment No. 9 constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Current Agreement with respect to such subject matter, and supersedes all prior and contemporaneous proposals, agreements, contracts, representations and understandings, whether written, oral or electronic, between the parties with respect to the same subject matter.

5.                  Signatures; Counterparts. The parties expressly agree that this Amendment No. 9 may be executed in one or more counterparts and expressly agree that such execution may occur by manual signature on a physically delivered copy of Amendment No. 9, by a manual signature on a copy of Amendment No. 9 transmitted by facsimile transmission, by a manual signature on a copy of Amendment No. 9 transmitted as an imaged document attached to an email, or by “Electronic Signature”, which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of Amendment No. 9 by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment No. 9 or of executed signature pages to counterparts of this Amendment No. 9, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment No. 9 and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment No. 9.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment No. 9 To Transfer Agency And Shareholder Services Agreement to be executed as of the Effective Date by its duly authorized representative indicated below. An authorized representative, if executing this Amendment No. 9 by Electronic Signature, affirms authorization to execute this Amendment No. 9 by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment No. 9 and an agreement with its terms.

The Bank of New York Mellon

By:	/s/ Michael Gronsky

Name:	Michael Gronsky

Title:	Senior Vice President

Manning & Napier Advisors, LLC

By:	/s/ Sarah Turner

Name:	Sarah Turner

Title:	Corporate Secretary

Manning & Napier Fund, Inc.,

on its own behalf and on behalf of each

M&N Fund, each in its individual and separate capacity

By:	/s/ Elizabeth Craig

Name:	Elizabeth Craig

Title:	Corporate Secretary